Exhibit 16.1

Li & Company, PC
Certified Public Accountants

178 Tamarack Circle
Skillman, NJ 08558-2021
U.S.A.
Tel 609-252-1878
Fax 609-228-5677
E-mail: tli@licpas.com

August 24, 2010

Via facsimile at (202) 772-9252

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re:         Resignation as the independent registered public accounting firm of Evolution Resources, Inc. (File No.: 333-140306)

Commissioners:

On August 24, 2010, Li & Company, PC (“Li & Company” or the “Firm”) resigned as the independent registered public accounting firm of Evolution Resources, Inc. (the “Registrant”) (File No.: 333-140306), effective immediately. The Firm’s policies prevent Li & Company from becoming a creditor of the Registrant to the extent that objectivity may appear to be impaired.  Accordingly, as a result of unpaid back fees due Li & Company by the Registrant, Li & Company is not currently independent and therefore was not in a position to provide any further audit services.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC